Exhibit 15

Christopher Pruette

Finance Director - Coherix, Inc.

3980 Ranchero Drive

Ann Arbor, MI 48108

734-922-4072

christopherp@coherix.com

Perceptron Announces Global Alliance with Coherix for Bead Inspection

Partnership to leverage strengths of two leading vision manufacturers

PLYMOUTH, Mich., November 21, 2019 — Perceptron, Inc. (NASDAQ:PRCP), a leading global provider of 3D Vision for robot guidance, automated metrology solutions, and coordinate measuring machines, today announced a new commercial partnership with Coherix Inc. Headquartered in neighboring Ann Arbor, Michigan, Coherix develops and manufactures high speed, high definition 3D machine vision solutions for semiconductor, electronics, and automotive applications.

Coherix is well positioned to take advantage of automotive manufacturers’ transformation from vehicle welding to the use of highly engineered glues called structural adhesives. The shift to adhesives allows for light-weighting and higher structural integrity when joining parts made from dissimilar structural materials, resulting in increased rigidity that delivers significantly improved safety and drivability. Dozens of adhesive dispensing systems are deployed in each premium vehicle manufacturing line and adhesives are increasingly relied on in all new vehicle programs to deliver similar advantages.

These advantages, including safety, quality, and cost savings goals, are driving the adoption of 3D inspection and process controls across automotive OEMs and Tier suppliers. Coherix’s Predator3DTM laser-based solution is installed directly on adhesive dispensing nozzles to provide real-time 3D inspection, visualization, and process control for the adhesive and sealant dispensing process, while ensuring the right volume of adhesive is placed in the right location.

“The commercial alliance with Coherix leverages the global reach of Perceptron to accelerate the adoption of this unique 3D product, while complementing our product portfolio for robot guidance and in-line automated metrology,” said Perceptron’s Chairman of the Board Jay Freeland, who is also serving as Interim President and Chief Executive Officer. “Dwight Carlson will be a great partner and asset for our team, as he has a storied history and great familiarity with our company, serving as founder, CEO and President of Perceptron from 1981 to 1996.”

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"We are delighted to launch this global commercial alliance with Perceptron,” added Dwight Carlson, founder, Chairman and CEO of Coherix. “Perceptron has a great reputation and brand recognition with all our current and prospective global automotive customers. The combination of 3D Machine Vision expertise across both companies, with many team members boasting over 30 years of industry experience, brings significantly higher value to our customers.”

About Perceptron

Contact: Investor Relations investors@perceptron.com

Perceptron (NASDAQ:PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning and advanced analysis software. Global automotive, aerospace and other manufacturing companies rely on Perceptron’s metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Slovakia, Spain and the United Kingdom. For more information, please visit www.perceptron.com.

About Coherix

Coherix, Inc. develops and manufactures 3D vision - Eyes for Robots - that enable customers to manage manufacturing processes. Coherix produces the highest performance solutions, which also have the lowest Total Cost of Ownership. Our customers are in the automotive, semiconductor, and electronics industries. Coherix customers are large global end-users, line builders, dispensing equipment companies, and vision integrators. These customers demand 100 percent reliability. Headquartered in Ann Arbor, Michigan, the company has operations in the United States, China, Germany, Singapore, and Japan. For more information, please visit www.coherix.com.

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation relating to the ability to successfully develop and introduce new products and expand into new customers and markets. When we use words such as “target,” “will,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook,” “guidance” or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward- looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for fiscal 2019 and of our Quarterly Reports on Form 10-Q. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

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